Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T – (732) 395-4400
F – (732) 395-4401

111 Broadway
Suite 807
New York, NY 10006

T – (212) 332-8160
F – (212) 332-8161

www.lucbro.com

June 8, 2026

CleanCore Solutions, Inc.

5920 S 118th Circle

Omaha, NE 68137

Re:	CleanCore Solutions, Inc. Sales Agreement

Ladies and Gentlemen:

We have acted as counsel for CleanCore Solutions, Inc., a Nevada corporation (the “Company”), in connection with the issuance and sale from time to time of up to $750,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Sales Agreement, dated June 8, 2026 (the “Sales Agreement”), between the Company and Cantor Fitzgerald & Co., as sales agent (the “Sales Agent”). The Shares will be issued pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-289867), as filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 26, 2025 (such Registration Statement, as amended from time to time, is herein referred to as the “Registration Statement”), which was declared effective by the Commission on August 29, 2025, including the prospectus which forms a part of the Registration Statement, and the related prospectus supplement dated June 8, 2026 (collectively, the “Prospectus”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate, and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Shares have been issued and sold by the Company and delivered by the Company against payment therefor in accordance with the terms of the Sales Agreement, such Shares will be validly issued, fully paid and non-assessable.

CleanCore Solutions, Inc.

June 8, 2026

In rendering the foregoing opinion, we have assumed that (x) the Shares will not be issued or transferred in violation of any restriction or limitation contained in the Company’s Amended and Restated Articles of Incorporation (the “Charter”), (y) upon the issuance of such Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter, and (z) the terms of certain sales of the Shares pursuant to the Sales Agreement will be authorized and approved by the Board of Directors of the Company or a committee thereof established by the Board of Directors of the Company with the authority to issue and sell the Shares pursuant to the Sales Agreement in accordance with the Charter, the Bylaws of the Company and the resolutions of the Board of Directors of the Company.

The foregoing opinions are subject to the following exclusions and qualifications:

(a)	Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention; this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b)	We are members of the Bar of the State of New York, and we do not express any opinions herein concerning any laws other than the laws of the State of New York, Nevada Revised Statutes, and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K disclosing the material terms and provisions of the Sales Agreement to be filed by the Company with the Commission, and its incorporation by reference into the Registration Statement. We further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP